Exhibit (e)(1)(ii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

DISTRIBUTION AGREEMENT

CLASS I SHARES

SCHEDULE A

PORTFOLIOS

Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Quality Equity Portfolio
Short Duration Bond Portfolio

DATED: May 1, 2026